UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Xpedite Sytems, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                               CUSIP No. 983929100
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                            San Francisco, California
                                      94111
                                  (415)421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 27, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         N/A
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         OO
---------======================================================================
   5 Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IA, OO
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         OO
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 34 Pages

      SCHEDULE 13D
===============================
CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 34 Pages

      SCHEDULE 13D
===============================
 CUSIP No. 983929100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*
         (a) [     ]

         (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)
         [     ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*
         [     ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0%
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 34 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on February 17, 1998 (collectively, with all amendments thereto, the "Schedule 13D"). The Schedule 13D is being filed to reflect the conversion of all of the Reporting Persons' Shares into shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company. For a copy of the Agreement and Plan of Merger, see the Form 8-K or Form 8-K/A each filed by the Company with the SEC on November 25, 1997 or the Form 8-K filed by Premiere Technologies, Inc. with the SEC on March 13, 1998.

Item 2.  Identity and Background.

     The footnote to Item 2(a) of the Schedule 13D is amended and restated in its entirety as follows:

1 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 0 Shares (equal to 0.0% of the total Shares currently outstanding) are held by the Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

Item 3. Source and Amount of Funds and Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) is $131,067 for the 3,800 Shares acquired by FCP since the filing of the prior Schedule 13D, $10,347 for the 300 Shares acquired by FCIP III since the filing of the prior Schedule 13D, and $203,499 for the 5,900 Shares acquired by the Managed Accounts since the filing of the prior Schedule 13D.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each

                              Page 19 of 34 Pages

Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP, from working capital, and/or from borrowings pursuant to a margin account maintained by FCP at Goldman, Sachs & Co. FCP and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

A. Farallon Capital Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote One hereto is calculated based upon the 9,083,473 Shares outstanding as of January 23, 1998, as reported by Premiere Technologies, Inc., the parent to Nets Acquisition Corp., the successor-by-merger to the Company, in its Form 8-K filed on March 13, 1998.

     (c) The transaction dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion of each Share into
          1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

     (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

                              Page 20 of 34 Pages

B. Farallon Capital Institutional Partners, L.P.

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

     (c) The transactions dates and number of Shares transferred since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.


     (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

C. Farallon Capital Institutional Partners II, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  FCIP  II  is  incorporated   herein  by
               reference.

     (c) The transaction dates and number of Shares transferred since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

D. Farallon Capital Institutional Partners III, L.P.

                              Page 21 of 34 Pages

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

     (c) The transaction dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion of each Share into
          1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

     (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

E. Tinicum Partners, L.P.

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Tinicum  is   incorporated   herein  by
               reference.

     (c) The transaction dates and number of Shares transferred since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

     (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

F. Farallon Capital Management, L.L.C.

                              Page 22 of 34 Pages

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

     (c) The transactions dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

     (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

G. Farallon Partners, L.L.C.

     (a), (b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

H. Enrique H. Boilini

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Boilini  is   incorporated   herein  by
               reference.

     (c)  None.

                              Page 23 of 34 Pages

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

I. David I. Cohen

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

J. Joseph F. Downes

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

K. Fleur E. Fairman

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fairman  is   incorporated   herein  by
               reference.

                              Page 24 of 34 Pages

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

L. Jason M. Fish

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

M. Andrew B. Fremder

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Fremder  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

N. William F. Mellin

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

                              Page 25 of 34 Pages

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

O. Stephen L. Millham

     (a), (b)  The  information  set forth in Rows 7, 8, 9, 10, 11 and 13 of the
               cover  page  hereto  for  Millham  is   incorporated   herein  by
               reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

P. Meridee A. Moore

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

                              Page 26 of 34 Pages

Q. Thomas F. Steyer

     (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

     (c)  None.

     (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

     (e) As of February 27, 1998, the Reporting Person is not the beneficial owner of any Shares.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.


                              Page 27 of 34 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 2, 1998



                           /s/ David I. Cohen
                           FARALLON PARTNERS, L.L.C., on its own behalf and as General Partner of FARALLON CAPITAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and TINICUM PARTNERS, L.P.
                           By David I. Cohen,
                           Managing Member


                           /s/ David I. Cohen
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By David I. Cohen,
                           Managing Member


                           /s/ David I. Cohen
                           David I. Cohen, individually and as
                           attorney-in-fact for each of Enrique H. Boilini, Joseph F. Downes, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, William F. Mellin,
                           Stephen L. Millham, Meridee A. Moore, and
                           Thomas F. Steyer.


      The Powers of Attorney each executed by Boilini, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Cohen to sign and file this Schedule 13D on each person's behalf was filed with Amendment No. 5 to the
Schedule 13D filed with the SEC on February 2, 1998, by such Reporting Persons with respect to the Units of Axogen Limited are hereby incorporated by reference.

                              Page 28 of 34 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                  NO. OF SHARES
                             PURCHASED (P) OR PRICE
    TRANSACTION DATE            TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        02/20/98                   3,800 (P)              $34.49
        02/27/98                  160,400 (T)              N/A(1)


--------
1 All of such transfers reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

                              Page 29 of 34 Pages

                                   SCHEDULE B
                 FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF SHARES             PRICE
    TRANSACTION DATE            TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        02/27/98                  137,700 (T)              N/A(1)


--------
1 All of such transfers reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

                              Page 30 of 34 Pages

                                   SCHEDULE C
                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF SHARES             PRICE
    TRANSACTION DATE            TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        02/27/98                  44,600 (T)               N/A(1)


--------
1 All of such transfers reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

                              Page 31 of 34 Pages

                                   SCHEDULE D

               FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                  NO. OF SHARES
                             PURCHASED (P) OR PRICE
    TRANSACTION DATE            TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        02/20/98                    300 (P)               $34.49
        02/27/98                  18,000 (T)               N/A(1)


--------
1 All of such transfers reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

                              Page 32 of 34 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF SHARES             PRICE
    TRANSACTION DATE            TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        02/27/98                  20,500 (T)               N/A(1)

--------
1 All of such transfers reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

                              Page 33 of 34 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                  NO. OF SHARES
                             PURCHASED (P) OR PRICE
    TRANSACTION DATE            TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        02/20/98                   5,400 (P)              $34.49
        02/27/98                  146,800 (T)              N/A(1)


        02/20/98                    100 (P)               $34.49
        02/27/98                   9,000 (T)               N/A(1)


        02/20/98                    400 (P)               $34.49
        02/27/98                  32,700 (T)               N/A(1)


--------
1 All of such transfers reflect the conversion of each Share into 1.165 shares of common stock of Premiere Technologies, Inc., pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among Premiere Technologies, Inc., Nets Acquisition Corp. and the Company.

                              Page 34 of 34 Pages